SENIOR SECURED CREDIT FACILITY
USD 15.000.000

LOAN AGREEMENT

Between

Umami Sustainable Seafood Inc.
as Borrower

and

Atlantis Group hf.
as Lender

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WHEREAS The Lender has agreed to extend the Borrower a line of credit in the form of this Senior Secured Credit facility in the maximum amount of USD 15.000.000 under the terms and conditions set forth herein the Parties agree as follows:

THIS AGREEMENT is dated July 7, 2011 and made between:

(1)	Umami Sustainable Seafood Inc. (the “Borrower”); and

(2)	Atlantis Group hf. a company formed under the laws of the republic of Iceland, registration no. 700805-1580, registered address at Stórhofda 15, 110 Reykjavik, Iceland (the "Lender").

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement the following words and expressions, except where the context otherwise requires, shall have the following meaning:

“Available Facility” means USD 15.000.000 minus the amount corresponding to the drawdown of the Facility with accrued interests and costs.

"Availability Period" means the period from and including the date of this Agreement to and including December 31st  2011.

"Business Day" means a day on which banks are open in Reykjavik and in relation to other currencies, the Relevant Interbank Market.

“Closing” means the signing date of this Agreement.

"Default" means any Event of Default or any Potential Event of Default.

"Encumbrance" means any mortgage pledge, lien, hypothecation, charge, assignment or deposit by way of security or any other arrangement having the effect of providing or giving security or preferential ranking to a creditor (including set off, title retention arrangements which do not arise in the ordinary course of trade, defeasance or reciprocal fee arrangements).

"Environmental Permits" means all permits, licences, consents, approvals, certificates, specifications, registrations and other authorizations and the filing of all notifications, reports, improvement programmes and assessments required under any Environmental Laws for the operation of the business of any of the Group Companies or the occupation or use of  any property in which any Group Company conducts any activity or otherwise has an interest in.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Facility" means the term loan facility in an aggregate amount of USD 15.000.000.00  made available under this Agreement as described in Clause 2 (The Facility) to the extent not cancelled, reduced or transferred under this Agreement.

"Final Repayment Date" means March 30th 2012.

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"Finance Documents" means this Agreement and the Security Documents and any other document so designated by the Lender and the Borrower.

"Group" means the Borrower and each of its subsidiaries (and the subsidiaries of such subsidiaries), whether wholly or partly owned and "Group Company" means any of them.

"Interest Payment Date" means in relation to amounts borrowed under this Agreement, the last day of each Interest Period.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Material Adverse Effect” means an event or circumstance which (when taken alone or together with any previous event or circumstance) is or could be expected in the reasonable opinion of the Lender to be materially adverse to the assets, business, trading prospects or financial or trading position or condition of the Group take as a whole.

"Material Contracts" means, at any time, any agreement to which a Group Company is a party which is of such importance to any member of the Group that the loss of the benefit of that agreement for the Group taking into account commercial circumstances prevailing at that time and taking into account any available alternatives or replacements would have or be reasonably likely to have a Material Adverse Effect.

"Note" means the negotiable promissory note in the form of Schedule [3] (Form of Note).

"Obligor" means a Borrower

"Party" means a party to this Agreement.

"Parent" means the Borrower as defined in the preamble of this Agreement.

“Pledge” means security interests created by the Pledge Agreement entered into concurrently with the signing of this Agreement or after the date hereof in such form as may be agreed upon by the parties hereto and which may include, without limitation, live Tuna, kept in cages at the site of Kali Tuna d.o.o., Kali, Croatia, and of Baja Aqua-farms. S.A. de C.V in Mexico; it being understood that the aggregate value of all assets pledged hereunder will not exceed 200% of the amount of the Loans outstanding from time to time.

"Potential Event of Default" means anything which, with the giving of notice, the lapse of time, any determination of materiality, the satisfaction of any applicable condition, or any combination of them is likely, in the reasonable opinion of the Lender, to be in accordance with Clause 23 (Events of Default), an Event of Default.

"Reference Banks" means Arion Bank hf., or such other banks as may be appointed by the Lender in consultation with the Borrower.

"Security Documents" means the security documents that grant the Lender a security for repayment of the loan granted under the Credit Facility Agreement.
“Subsidiaries” all subsidiaries of the Borrower.

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"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including a penalty or interest payable in connection with any failure to pay or delay in paying any of the same) and “Taxes” shall be construed accordingly.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under this Agreement.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Utilisation Requests). – Also referred to as “drawdown request”

1.2	Construction

(a)	A provision of law is a reference to that provision as amended or re-enacted;
(b)	A clause on a Schedule is a reference to a clause or a schedule to this Agreement unless expressly set forth otherwise;
(c)	A reference to a person or entity includes its permitted successors, transferees and assigns;
(d)	Words importing the singular shall include the plural and vice versa.

2.	THE FACILITY

Subject to the terms of this Agreement, the Lender hereby makes available to the Borrower a term loan facility in the aggregate amount of USD 15.000.000.00.   Drawdown on this facility is subject to terms defined in this Agreement.

3.	PURPOSE

The amounts borrowed under this Agreement shall be applied to satisfy the Borrowers needs for funds to finance its operation and the operations of its subsidiaries, Kali Tuna d.o o, Kali, Croatia  and Baja Aqua- Farms S.A. de C.V. Mexico.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

a)	The Borrower acknowledges that this Credit Facility is initially entered into based on the Lender’s greater than 50% ownership of the shares of the Borrower on the date hereof.
b)
The parties agree that until June 30, 2011 no more than $10.000.000 in principal Loan amount will be advanced by the Lender hereunder, it being understood that (i) this amount includes $4,000,000 that was previously advanced to the Borrower or offset against existing Borrower indebtedness, (ii) $4,700,000 will be advanced by July 31, 2011.

c)
Subject to Section 4.2, and the Available Facility, the Lender hereby undertakes to honor the Borrower’s  Utilisation Requests delivered hereunder; provided the Lender has received  or waived  its right to receive:

(i)	Security which may be in the form of pledge of biomass, shares in the Borrower’s subsidiaries or of fixed assets, all subject to acceptance by the Lender;
(ii)	Weekly cash flow statement for the Borrower for all of his Tuna farming operations; and

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(iii)	Insurance certificate for the biomass in cages of Baja Acqua Farms and/or Kali Tuna and
(iv)	Update on new debts or encumbrances of the Borrower in the aggregated sum of USD one million, entered into after the date of signing of this Agreement.
(v)	A statement by the Borrower setting forth the intended use of proceeds from the relevant Loan.

4.2	Further conditions precedent

The Lender will only be obliged to make a Loan available to the Borrower if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	each representation in Clause 16 (Representations and Warranties) is true and accurate or has been waived by the Lender; and
(b)	no Default is continuing or would result from the proposed Loan.

4.3	Conditions Subsequent

(a)
If any of the condition precedent items referred to in Art. 4.1.b are expressly waived by the Lender, such conditions shall become conditions subsequent under this clause 4.3 and the Borrower will within 2 months deliver to the Lender in form and substance satisfactory to the Lender such documents.

4.4.	Lenders Acknowledgement.

The Lender confirms that it has received a business plan for the current operation of the Borrower, expressing need for the loans to be made available under this Secured Credit Facility.  The Lender is further fully informed of the current financial status of the main subsidiaries of the Borrower in Croatia and Mexico and therefore until further notice not calling for any additional information under Clause 4.1 as a condition for utilization acceptance of utilization requests.  The Borrower grants the Lender full access to all financial information the Lender may require and commits itself to maintain the same processes on accounting and reporting as of now in Kali Tuna and for Baja Aqua-Farm.

5.	UTILISATION – (DRAW DOWN REQUEST)

5.1	Delivery and process of an Utilisation Request

(a)
The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request in the format provided for as Schedule 3.  Such request shall be submitted to the Lender no less than 10 banking days prior to the requested payout date.

(b)
The Lender in its sole discretion may decide whether the conditions for a Utilisation Request have been met and it is not to be held liable in any way, should it determine that such conditions have not been met.

(c)	In case the Lender declines to facilitate a utilisation request, it shall give a notice thereof to the Borrower no later than 24 hours prior to the requested date of execution.

5.2	Completion of an Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

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(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.
(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility.

5.4	Note

Upon confirmation from the Lender that a valid Utilisation Request has been received, the Borrower shall issue a payment confirmation to the Borrower and cause the issuance and delivery to the Lender of a Note reflecting the principal amount of the Loan.

The Borrower acknowledges that:
(a)	Each Note is intended to evidence the relevant Loan ;
(b)
Each Note is issued subject to the terms of this Agreement which will in all circumstances override any provision of the Note which is inconsistent with any provision of this Agreement (as the case may be);

(c)	all payments under this Agreement (whether of principal, interest or otherwise) will be taken to be payments under the Note in question; and
(d)	each Note signed by the Borrower shall be deemed to have been issued by and on behalf of the Borrower from time to time.

Upon payment in full of all amounts outstanding Notes under the Facilities and those Facilities having been cancelled in full the Lender shall promptly return the Notes forthwith to the Borrower.

5.5	Utilisation Request

(a)
The first Utilisation Request by the Borrower shall be accompanied by a Note corresponding to the initial amount of Loan requested under the facility.  If the Borrower fails to complete the Note, then it irrevocably authorises the Lender to complete and sign a Note in the appropriate amount on its behalf.

(b)	If, for any reason, a Utilisation is not made following the receipt by the Lender of a Utilisation Request, the Lender shall return the Note to the Borrower as soon as reasonably practicable.
(c)	Notes for additional draw downs shall be issued pursuant Clause 5.4.

6.	REPAYMENT

6.1	Repayment of Loans

(a)
This Loan Facility Agreement is valid until March 31st   2012 which is the final repayment day.   Any terms of this Agreement granting the Lender any rights shall survive until any outstanding amount granted to the Borrower under the terms of this Credit Facility Agreement is fully paid together with all interests and accumulated costs.

(b)	For the avoidance of doubt, any amounts then outstanding under the terms of this Agreement shall be repaid on the Final Repayment Date.

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6.2	Re-borrowing

The Lender retains the right up on his sole discretion at the request of the Borrower to extend the validity of this Credit Facility Loan Agreement and to extend credit to the Borrower under the terms of such an extended Agreement.

7.	PREPAYMENT

7.1	Illegality

If it becomes unlawful in any relevant jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event whereupon the Facility will be immediately cancelled; and
(b)
the Borrower shall repay the Loans on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) together with accrued interest to the date of actual payment and all other sums due to it.

7.2	Change of control – asset sale - listing

(a)	If any person or group of persons acting in concert gains control over the Borrower or if all or substantially all of the business or assets of a Group company are disposed of in a trade sale;

(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event;
(ii)	the Lender shall not be obliged to fund a Utilisation Request; and
(iii)
the Lender may, by not less than 2 days prior notice to the Borrower, cancel the Facility and declare all outstanding Loans, together with accrued interest, immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of sub-clause (a) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1.	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower ; or
2.	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; .
(ii)
the holding of more than one-half of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(iii)
For the purpose of sub-clause (a) above "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower , to obtain or consolidate control of the Borrower .

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Notwithstanding anything in this Agreement to the contrary, for purposes of this section, no change in control shall be deemed to have taken place, if such change of control occurred as a result of the direct or indirect action of the Lender or its affiliates.

7.3	Voluntary prepayment of Loans

(a)	The Borrower may prepay all or only part of the Loan without penalty on any Business Day if:

(i)	it has given to the Lender not less than 2 Business Days' irrevocable notice of the date of the prepayment; and
(ii)	it pays the Break Costs and all appropriate breakage cost under Clause 15.1 (Miscellaneous indemnities); and
(iii)	the amount prepaid is at least USD 50,000 and, if greater, an integral multiple of USD 50,000.

(b)	Any prepayment shall be made with accrued interest on the amount prepaid and any other sums then due and payable to the Lender under this Agreement.

(c)	A notice of prepayment once given is irrevocable and the Borrower shall be bound, to the extent this Agreement permits, to prepay in accordance with that notice.

7.4	Restrictions

The Borrower may not repay or prepay all or part of a Loan except as provided in this Agreement.

8.	INTEREST

8.1	Calculation of interest

Amounts due under the Notes bear interest at the rate of 1% per month on the average amount outstanding from time to time until all amounts have been paid off.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan under this Agreement and under the Note on each Interest Payment Date as set forth in the Notes.  At the request of the Borrower, any accrued and unpaid interest may be added to the then outstanding principal under any Loan; provided that the then Available Facility is sufficient for such additional principal.

8.3	Default interest

In the event that interest payments are not made in a timely fashion, a default rate of 1.5% per month will be in effect until all interest amounts then due and payable have been paid.
 (“Default Interest”)

9.	INTEREST PERIODS

9.1	Interest Periods

Each Interest Period (except the first one) shall be of one month duration.

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9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	WARRANTS

On the funding date of each Loan, the Borrower shall issue to the Lender three year warrants to purchase that number of shares common stock equal to the product arrived at by multiplying (a) the quotient obtained by dividing one by 20 and (b) the dollar amount borrowed.  The exercise price for the warrants shall be $3.00.

11.	TAXES

All payments to be made by the Borrower hereunder shall be made:

(a)	without set-off or counterclaim; and
(b)	free and clear of and without deduction for or on account of any taxes unless the Borrower are compelled by law to make payment subject to such taxes.

All taxes in respect of this Agreement shall be paid by the Borrower when due and in any event prior to the date on which penalties attach thereto and the Borrower will forward to the Lender official tax receipts evidencing payment of such taxes within 30 days of payment being due for such. The Borrower will indemnify the Lender in respect of all such Taxes.

In addition, if any taxes or amounts in respect thereof must be deducted from any amounts payable or paid by the Borrower hereunder, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received on the due date had payment not been made subject to such taxes.

12.	FEES AND COSTS

12.1	FEES.

The Borrower shall pay in relation to each Loan made available under the terms of this agreement, an amount equal to 1.25% of the amount of each such Loan .  The fee shall be calculated for each Note issued under those terms and shall be added to the amount of the Note to be paid at its final due date.

12.2	Increased Costs

(a)
Subject to Clause 11..3(Exceptions), the Borrower shall within three Business Days of a demand by the Lender, pay the Lender the amount of any reasonable increased cost incurred by it or any of its affiliated entities as a result of:

(i)
the introduction of or any change in (or in the interpretation or application of) any law or regulation with which it is customary for, or expected of, banks generally (operating in the Relevant Interbank Market) to comply; or

(ii)	compliance with any law or regulation adopted after the date of this Agreement that impacts on the Lender’s performance hereunder;

and which is generally borne by other borrowers of the Lender.

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12.3	Increased Cost claims

If the Lender intends to make a claim pursuant to Clause 11.1 (Increased costs), the Lender shall promptly notify the Borrower.

12.4	Exceptions

Clause 1.1.1 (Increased costs) does not apply to the extent any Increased Cost is attributable to the wilful breach (or grossly negligent failure to comply) by the Lender of (or with) any law or regulation.

13.	OTHER INDEMNITIES

13.1	Miscellaneous indemnities

(a)
The Borrower shall indemnify on demand the Lender against any costs, loss, expense or liability sustained by the Lender (including on its termination of any hedging instrument) as a consequence of:  (a) the occurrence or continuance of any Default or (b) its taking any steps under Clause 14.1 (Mitigation).

(b)	The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by them as a result of:
(i)	its investigating any event which it reasonably believes to be a Default; or
(ii)	acting or relying on any notice which it believes to be genuine, correct and authorised.
(iii)	decline of a Utilisation request.
(iv)	decline of a request to extend the validity of the Credit Facility Loan Agreement cc. Clause 6.2

13.2	Financing Indemnity

The Borrower shall, within 15 Business Days of demand, indemnify the Lender, each of its affiliated entities and each of its directors, officers, employees or agents (each an "Indemnified Party") against any cost, expense, loss or liability (including reasonable legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that Indemnified Party) related to, arising out of or in connection with any actual or potential legal action or proceeding arising out of or in connection with the use of proceeds of any Loan.

14.	MITIGATION BY THE LENDER

14.1	Mitigation

The Lender shall (in consultation with the Borrower) take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to any of Clause 7.1 (Illegality) or Clause 10(Taxes). The Lender is under no obligation to take any steps, if it considers, in its absolute discretion, that to do so might be prejudicial to it. This Clause does not in any way limit the obligations of the Borrower under this Agreement.

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15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall reimburse the Lender promptly on demand (on a full indemnity basis and whether or not the Facility is utilised) for all reasonable costs and expenses in any relevant jurisdiction (including legal, valuation, accountancy, and consulting fees and communication and out-of-pocket expenses) and any VAT or similar Tax thereon incurred by the Lender in connection with the negotiation, preparation, printing, execution and syndication of:

-	this Agreement and any other document referred to in this Agreement; and
-	any other Finance Document executed after the date of this Agreement.

Reimbursable  cost under this provision shall not exceed USD 100.000 in total.

15.2	Enforcement Costs

The Borrower shall, within 20 Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out-of-pocket expenses) and any VAT thereon incurred by the Lender in connection with the enforcement of, or the preservation of its rights under this Agreement or any of the documents referred to therein in any jurisdiction.

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Save as described in Clause 13.2 (Limitation of Liability), the Borrower irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)
indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

16.2	Appropriations

Upon the occurrence or continuation of an Event of Default, until all amounts which become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise).

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties

The Borrower for itself and each the Group Companies represents and warrants that on the date of this Agreement and on the dates and to the extent specified in Clause 16.2(Repetition):

(a)
Status: (in case of the Borrower) each Group Company is an entity duly organized, validly existing and registered under the applicable laws in its jurisdiction and has the power and all necessary governmental and other material consents, approvals, licences and authorities in any applicable jurisdiction to own its assets and carry on its business as it is being conducted;

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(b)
Powers and authority: it has the power to enter into and perform the Finance Documents and the transaction contemplated hereby and has taken all necessary action to authorize the entry into and performance of the Finance Documents and the transaction contemplated hereby;

(c)
Obligation Binding: the Finance Documents constitute a legal, valid and binding obligation of it enforceable in accordance with its terms. The Finance Documents are in proper form to make it admissible in evidence for bringing an action on the same in such courts. Without limiting the generality of the above, each Security Document to which it is a party to creates the security which the Security Document purports to create and those security interests are valid effective;

(d)
Non-conflict with laws:  To its knowledge, the entry into and performance of the Finance Documents and the transactions contemplated hereby do not and will not conflict with (i) any law or regulation or any official or judicial order or treaty in any relevant jurisdiction or (ii) any agreement or document to which the Borrower are party to or which is binding upon or any of its assets, nor result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or document;

(e)	No Default: No Default has occurred which might have a material adverse change on its business or financial condition;

(f)
Consents:  All authorizations, approvals, consents, licenses, exemptions, filings, registrations, notarizations and other matters, official or otherwise, required or advisable in connection with the entry into performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

(g)
No filings required:  It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents that it be filed, recorded or enrolled with any governmental authority or agency in Iceland, USA or Croatia or that any stamp, registration or similar tax be paid on or in relation to this Agreement in Iceland, USA or Croatia;

(h)
Pari Passu Ranking: Under the laws of Iceland in force at the date hereof, the claims of the Lender under this Loan will rank at least pari passu with the claims of all its unsecured creditors to the extend it may not be covered with a security provided herein;

(i)
Full Disclosure: All information supplied by the Borrower in connection with this Loan is true, complete and accurate and it is not aware of any facts or circumstances that have not been disclosed to the Lender and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to the Borrower;

(j)	No Event of Default is Continuing or is reasonably likely to result from the execution of, or the performance of any transaction contemplated by the Finance Documents;

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17.2	Repetition

On the date on which a Loan is requested, on the Utilisation Date and on the first day of each Interest Period the Borrower shall be deemed to repeat each representation and warranty in Clause 17 and 18 (Information Undertakings and  Negative  undertakings)

Lender information.  The Lender is fully knowledgeable of all current processes at the Borrower and its subsidiaries and is satisfied with the level and quality of information he has been receiving thereof.  He does not request any additional processes to be put in place at Kali Tuna but retains his right to have the same information thereof updated fin line with the current schedule.  Other paragraphs of this Clause 17 shall in the case of Kali Tuna be construed in coherence to this acceptance of current procedures.

18.	INFORMATION UNDERTAKINGS

The Borrower shall cause each other Group Company to:

(a)	General: Furnish the Lender with a copy from time to time with reasonable promptness of such financial and other information as to itself as the Lender may reasonably request.

(b)	Budget: Deliver to the Lender upon request, an itemized consolidated budget for the Group as a whole for the next financial year in the format approved by the Lender containing :

(i)	capital expenditure;
(ii)	trading and revenue forecast prepared on a month by month basis;
(iii)	proposed disposals where the forecast consideration exceeds on a month by month basis;
(iv)	a statement on revenue and cash flow and a balance sheet as it is forecasted to be at the end of the financial year;
(v)	the principal assumptions underlying the budget; and

such budget to have been approved by the directors of the Borrower, to include for each Month consolidated statements of forecast profit and loss; together with a commentary on the above and to contain such other information as is necessary in the reasonable opinion of the Lender.

(c)	Accounts: Deliver to the Lender up on request

(i)
audited annual accounts within one month of the same being prepared and in any event not later than 90 days after the end of the period to which such statements relate. Such accounts shall provide explanations of any material changes against the budget supplied under clause 20 (b) for that financial year; and

(ii)
consolidated quarterly financial statements for the Group for the period ending every three months, within 2 days after the filing with the Securities and Exchange Commission , in a form consistent with the management accounts and also to include:

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Such accounts shall be prepared in accordance with generally accepted accounting principles in the jurisdiction where the relevant entity is incorporated and be approved by the directors (and the board where relevant) of each Group Company.

(d)
Other information. Such other information concerning the business or financial condition of the Group (or any part of it), including but not limited to information of any litigation or administrative proceedings current, pending or threatened against any Group Company, any Default, any changes or proposed or possible changes in the markets in which the Group operates which may have material effect on its business.

(e)	"Know your customer" checks: If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment by the Lender of any of its rights under this Agreement, obliges the Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement.

19.	UNDERTAKINGS

The Borrower shall and the Borrower shall procure that each Group Company shall:

(a)
Authorisations: Promptly obtain, maintain and comply with the terms of any authorization required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of the Finance Documents;

(b)	Security:

(i)	take whatever steps and execute whatever documents the Lender may reasonably require in order to give effect to the Security Documents;
(ii)
grant such further security in favour of the Lender as may be required by the Lender at any time, and which the relevant Group Company can legally grant, from time to time and all such further security will secure the obligations of each Group Company under the Finance Documents; provided that (i) the aggregate value of the security granted shall not exceed 200% the amount of the Loans outstanding from time to time and (ii) no security shall be granted in property that has been pledged or has been committed to be pledged to any other financing source or prospective financing source; and

(iii)	take all actions necessary to, in every sense maintain, preserve, protect and defend the security interest granted under the Security Documents;

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(c)
Ranking of Liabilities: Ensure that its liabilities under the Finance Documents will constitute its direct and unconditional obligations and rank in priority to all its other present and future indebtedness, except (i) amounts owed to UTA Capital LLC and (ii) indebtedness ranking equally or entitled to priority by operation of law.

(d)	Insurance
(i)
Maintain at all times, with insurance companies of good financial standing acceptable to the Lender acting reasonably, such policies of insurance in relation to its business and assets against such risks as are normally insured by prudent companies carrying on similar business and against such other risks as the Lender may from time to time require (including cover for public, product, environmental, business interruption, terrorism and third party liability), to the full replacement value of such assets for the time being on the basis of a declared value with a reasonable inflation provision;

(ii)
Comply with the terms of all insurance policies, including any stipulations or restrictions as to use or operation of any asset, and for the avoidance of doubt, observe every safety regulation as recorded and set out in the policies and/or schedules relating thereto, and shall not do or permit anything which may make any insurance policy void or voidable;

(iii)
If any default shall at any time be made by any Group Company in effecting or maintaining such insurance or in producing any such evidence to the Lender promptly or depositing any policy with the Lender, the Lender may take out or renew such insurances in such sums as the Lender may think expedient and all money expended by the Lender under this provision shall be recoverable by the Lender under the this Agreement;

(iv)
Procure that the Group Companies shall, if so required by the Lender, use their reasonable endeavours to cause the policies of insurance maintained by them as required by this clause to be forthwith amended to include clauses in form satisfactory to the Lender to ensure that the policies shall not be voidable by the insurers as a result of any misrepresentation, non-disclosure of material facts or breach of warranty provided that in each case there shall have been no fraud or wilful deceit on the part of the insured Group Company;

(e)
Maintenance of licences: Protect and maintain (and take no action which could foreseeable imperil the continuation of) the licences and statutory authorisations, consents, approvals, intellectual property, trade names, franchises and contracts (the "Authorisations") which are material and necessary for the conduct and continuation of its business substantially as presently conducted and procure that all material conditions attaching to the Authorisations are complied with and that the Group's business is carried on within the terms of the Authorisations;

(f)
Access: On at least two day's notice being given to the Borrower by the Lender (except in the case of emergency), permit representatives of the Lenders or its advisers to have access to and inspect the property, assets, books and records of any Group Company during normal business hours at the risk and the cost of that Group Company;

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(g)
Environmental Matters: Comply with all Environmental Laws and obtain, maintain and comply with any Environmental Permit where, in either case, failure to do so is to result in liability and/or costs in excess of two hundred and fifty thousand USD 250,000 (two hundred fifty thousand US dollars) or in the closure of any site or suspension of any of its operations or business;

(h)	Compliance with laws: Comply in all respects with all laws and regulations to which it is subject, non-compliance with which would have a Material Adverse Effect;

(i)	Taxes: Pay all Taxes due and payable by it within applicable time limits without incurring penalties;

(j)	Intellectual Property

(i)	preserve and maintain the subsistence and validity of its intellectual property necessary for the business of the relevant Group member;
(ii)	use reasonable endeavours to prevent any infringement in any material respect of its intellectual property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain its intellectual property in full force and effect and record its interest in that intellectual property;

(iv)
not use or permit its intellectual property to be used in a way or take any step or omit to take any step in respect of that intellectual property which may materially and adversely affect the existence or value of the intellectual property or imperil the right of any member of the group to use such property; and

(v)	not discontinue the use of any of its intellectual property;

where failure to do so is reasonably likely to have a Material Adverse Effect.

(k)	Pensions
(i)
ensure that all pension schemes operated by or maintained for the benefit of the Group Companies and/or its employees are fully funded and that no action or omission is taken by any Group Company in relation to such a pension scheme which has or is reasonably likely to have materially adverse affect.

(ii)	the Parent shall ensure that no Group Company establishes any defined benefit occupational pension scheme.
(iii)
The Parent shall deliver to the Lender at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to a Parent), actuarial reports in relation to all pension scheme mentioned in (a) above;

(l)
Senior Management Service contracts: ensure that the senior management of each Group Company continues to be employed for that Group Company and agreements with such parties are not terminated without the Lender’s consent.

(m)	Default – Litigation: promptly, upon becoming aware of the same, notify the Lender of :
(i)	any Default;

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(ii)
any litigation, arbitration or administration proceeding commenced against any member of the Group; which if adversely determined involves a potential liability of any member of the Group exceeding USD [250,000] (two hundred fifty thousand US dollars;

(iii)	any Encumbrance attaching to any of the assets of any member of the Group, which has not been declared in budget or by other means;

(n)
Status: remain a duly organized entity and validly existing under the laws of its jurisdiction of incorporation and to maintain its power to sue, to own its assets and carry on its business as it is being conducted;

(o)	Material Contracts: comply at all times with all Material Contracts;

(p)	Preservation of assets: maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business;

(q)
No discontinuation of current processes:  The Borrower accepts to maintain all current processes at Kali Tuna in regard of Budgeting, financial planning and preparation and delivery of any information on the finances or the operation of the Company.

20.	EVENTS OF DEFAULT

20.1	Events of default

Each of the events set out below is an Event of Default, whether or not caused by any reason whatsoever outside the control of the Borrower or of any other person or legal entity:

(a)
Non-payment: Failure by the Borrower to pay promptly and for value on the due date any sum whatsoever due for payment by the Borrower to the Lender under the Finance Documents provided the failure shall only constitute an Event of Default if such failure to pay continue unremedied for 3 (three) Business Days after a notice thereof has been given by the Lender to a Borrower; or

(b)
Breach of certain obligations:  If the Borrower fails to comply with any of its obligations according to the Finance Documents and such breach if capable of remedy continues unremedied for 5 (five) Business Days after receipt of a notice thereof from the Lender; or

(c)
Cross default: failure by any Group Company to make payment when due of any obligation (other than in respect of the Finance Documents) exceeding USD 500,000 (five hundred thousand US dollars) (or its equivalence in other currencies); or default by any Group Company, in the performance of any agreement under which any such obligation is created if the effect of such default is to cause such obligation to become due, or to permit the holder or holders of such obligation to declare such obligation due prior to its normal maturity; or

(d)
Cessation: dissolution, termination of existence, suspension (unless fully covered by business interruption insurance) or discontinuance of business (other than as a result of a consolidation of one or more of Borrower’s subsidiaries with Borrower or another subsidiary) or ceasing to operate as going concern of Borrower or any Subsidiary; or

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(e)
Unlawfulness: at any time it is unlawful for an Obligor to perform any of its obligations under any Finance Document or Transaction Document or if any Security Document is not or ceases to be legal, valid and binding on any Group Company or does not create the security it purports to create or becomes unenforceable;

(f)
Legal process: Any judgment or order issued against a Group Company is not stayed or complied with within fourteen days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or against, any of the assets, rights or revenues of a Group Company (with a value in excess of $500,000 or foreign currency equivalent thereof) which is not discharged within fourteen days, unless in each case the same is being contested in good faith by appropriate proceedings; or

(g)
Insolvency; compositions: any Group Company stops or suspends payment of any of its indebtedness or commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to any Group Company under any law, regulation or procedure relating to reconstruction or readjustment of its indebtedness; or

(h)
Bankruptcy or insolvency proceedings:  Kali Tuna or Baja takes any action or any legal proceedings are started or other steps taken for (i) any Group Company to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of any Group Company or (iii) the appointment of a liquidator, administrator, trustee, receiver or similar officer of any Group Company or the whole or any part of their respective undertaking, assets, rights or revenues; or

(i)	Change of ownership or control of Borrower or any Group Company: upon the occurrence of a change of control as defined in section 7.2.(b); or .

(j)	Analogous Effect: Any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in this clause19.1.

(k)
Rescission: (i) any party to the Transaction Documents rescinds or purports to rescind all or part of that document where to do so would, in the Lender's opinion, have a Material Adverse Effect; or (ii) any liquidator or other person takes action to reverse or overturn the effect of a Transaction Document and the Lender is advised that such action has a material prospect of success and in the Lender's opinion such action would have a Material Adverse Effect;

(l)
Fishing Licences: if at any time it is foreseeable that a fishing license of a Fishing Vessel is withdrawn by the appropriate Croatian authorities or if at any time a Fishing Vessel loses its fishing license or it becomes illegal for a Fishing Vessel to fish in accordance with Croatian laws.

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20.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower and/or the Guarantors:

(a)	declare any un-borrowed amount to be cancelled after which the Facility shall be reduced to zero; and/or
(b)
declare the Loans to be immediately due and payable together with all interest, fees and other amounts payable under this Agreement after which such sums shall become due without further demand or other notice of any kind, all of which are expressly waived by the Borrowers; and/or

(c)	exercise and/or enforce all or any of its rights under and pursuant to the Security Documents in such manner as it sees fit.

Notwithstanding anything herein to the contrary, upon the occurrence of an Event of a Default, at the request of the Borrower, in lieu of exercising its rights under paragraph (b) hereof, Lender shall collect any amounts due only from the proceeds of sales of biomass pledged hereunder; provided that such sales are finalized no later than November 30, 2011 and provided further that any Notes then outstanding shall become due and payable upon collection of the proceeds of such sales or December 31, 2011, whichever occurs earlier.

21.	ASSIGNMENTS AND SUBSTITUTION

21.1	Successors

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

21.2	Assignments by the Borrower

The Borrowers may not assign or transfer all or any part of its rights or obligations hereunder without the prior written consent of the Lender.

21.3	Assignments by the Lender

The Lender may at any time assign or otherwise transfer or novate all or any part of its rights or obligations hereunder and provided that any transferee shall have confirmed to the Borrower prior to the transfer taking effect, that it undertakes to be bound by the terms of this Agreement as the Lender in form and substance satisfactory to the Borrower. On the transfer being made, the Lender shall be relieved of its obligations to the extent of the transfer of such obligations.

21.4	Sub-participations

Nothing in this Agreement restricts the ability of the Lender to sub-participate or sub-contract all or part of its rights and obligations if the Lender remains liable under this Agreement for any such obligation.

22.	CHANGES TO THE BORROWER

22.1	Assignments and transfers by Borrower

No Obligor may assign any of its rights or transfer any of its rights or obligations under this Agreement.

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23.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:
(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.	PAYMENT MECHANICS

24.1	Partial payments

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable under this Agreement, the Lender shall apply that payment towards the obligations of that Borrower under this Agreement in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender;
(b)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement.

24.2	No set-off by Borrower

All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim; provided, however, that insurance proceeds paid out to the Lender as a result of a loss or partial loss of the collateral pledged in connection with the Loans may be offset against any amounts due hereunder..

24.3	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.4	Currency of account

(a)	Subject to sub-clauses (b) and (c) below, USD is the currency of account and payment for any sum due from the Borrower under this Agreement.
(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

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25.	SET-OFF

(a)
The Lender may set off any matured or contingent obligation owed to it by the Borrower under this Agreement against any matured or contingent obligation owed by the Lender to that Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  No security interest is created by this Clause.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with this Agreement by an Obligor shall be made in writing and, unless otherwise stated, may be made by facsimile or letter.

26.2	Addresses

The address and facsimile number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of the Borrowers, that identified with its name below;
(b)	in the case of any other Obligor, that notified in writing to the Lender; and
(c)	in the case of the Lender, that identified with its name below,

or any substitute address, facsimile number, or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

Borrower: UMAMI SUSTAINABLE SEAFOOD, INC., 1230 Columbia St., Suite 1100 San Diego, CA 92101	Lender: Atlantis Group hf. Attn: Thorarinn V. Thorarinsson Storhofda 23 110 Reykjavik Iceland

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of facsimile, at the time the facsimile transmission report (or other appropriate evidence) confirming transmission is received by the sender; or
(ii)
if by way of letter, when it has been left at the relevant address or, if posted, at noon on the second Business Day (in the case of an inland address) or the fifth Business Day (in the case of an overseas address) following the day of posting, and, if a particular department or officer is specified as part of its address details provided under Clause 25.2(Addresses), if addressed to that department or officer.

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In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the communication was correctly addressed and posted or that a facsimile transmission report (or other appropriate evidence) was obtained.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

The accounts maintained by the Lender in connection with this Agreement shall, in the absence of manifest error, be conclusive evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Interest under the Notes accrues and shall be payable monthly in arrears no later than the fifth calendar day following the relevant month.  In the event that interest payments are not made in a timely fashion, a default rate of 1.5% per month will be in effect until all interest amounts then due and payable have been paid.

28.	PARTIAL INVALIDITY

If any provision of this Agreement is illegal, invalid or unenforceable, the other provisions and the remainder of the affected provision shall continue to be valid.

29.	REMEDIES AND WAIVERS

No failure to exercise and no delay in exercising any right, remedy, power or privilege of the Lender under this Agreement and no course of dealing between the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

29.1	Amendments and waivers

Any term of the this Agreement may be amended or waived only with the consent of the Lender and the Borrowers and any such amendment or waiver will be binding on all Parties.

30.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

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31.	GOVERNING LAW

This Agreement is governed by Icelandic law.

32.	ENFORCEMENT

32.1	Jurisdiction

Each of the Parties irrevocably agrees for the benefit of the Lender that the courts of Iceland shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Borrower hereby irrevocably and unconditionally:

(a)
waives any objection it may have to the laying of venue of any such proceedings in any of the said courts and any claim it may have that any such proceedings have been brought in an inconvenient forum or are being brought before another court;

(b)
consents to the service of process out of any of the said courts in any such proceedings by the airmailing of copies, postage prepaid, to the Borrower at its said address such service to be effective on the receipt at that address;

(c)	agrees that nothing herein shall affect the right to serve process in any other manner permitted by law, or to bring proceedings before any other courts of competent jurisdiction;

(d)
agrees that the submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS OF THE ABOVE, the representatives of the Parties have signed this Agreement in the presence of witnesses.

Done in Reykjavik on the date first above written

AS WITNESS the hands of the parties the day and year first above written.

THE BORROWER

Umami Sustainable Seafood Ltd.

By:	/s/
Dan Zang, Chief Financial Officer

THE LENDER

Atlantis Group HF.

By:	/s/
Thorarinn V. Thoararinsson

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SCHEDULE 1

NEITHER THIS SECURITY NOR ANY SECURITIES WHICH MAY BE ISSUED UPON EXERCISE OF THIS SECURITY HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY U.S. STATE OR OTHER JURISDICTION OR ANY EXCHANGE OR SELF-REGULATORY ORGANIZATION, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SUCH OTHER LAWS AND REQUIREMENTS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR LISTING OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION AND/OR LISTING REQUIREMENTS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH WILL BE REASONABLY ACCEPTABLE TO THE COMPANY.

UMAMI SUSTAINABLE SEAFOOD INC.

COMMON STOCK WARRANT

No_________

_______________, 2011

Umami Sustainable Seafood Inc., a Nevada corporation (the “Company”), hereby certifies that ______________________________, its permissible transferees, designees, successors and assigns (collectively, the “Holder”), for value received, is entitled to purchase from the Company at any time and from time to time commencing on the date first appearing above (the “Issuance Date”), up to and through 12:01a.m. (EST) on the date three (3) years from the Issuance Date (the “Termination Date”) up to _______ shares (each, a “Share” and collectively the “Shares”) of the Company’s common stock, at an exercise price per Share equal to $3.00 (the “Exercise Price”).  The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 4 hereof.

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1.	Method of Exercise; Payment.

(a)           Exercise.  The purchase rights represented by this Warrant may be exercised, for cash only, by the Holder, in whole or in part, at any time, or from time to time, by the surrender of this Warrant (with the notice of exercise form (the "Notice of Exercise") attached hereto as Exhibit A duly executed) at the principal office of the Company, and by payment to the Company of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased, which amount may be paid, at the election of the Holder, by wire transfer or certified check payable to the order of the Company. The person or persons in whose name(s) any certificate(s) representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

(b)           Stock Certificates.  In the event of any exercise of the rights represented by this Warrant, as promptly as practicable after this Warrant is surrendered and delivered to the Company along with all other appropriate documentation on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Shares issuable upon such exercise.  In the event this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.

(c)           Taxes.  The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge in respect of such issuance.

2.             Warrant.

(a)           Transfer and Replacement.  At any time prior to the exercise hereof, this Warrant may be exchanged upon presentation and surrender to the Company, alone or with other warrants of like tenor of different denominations registered in the name of the same Holder, for another warrant or warrants of like tenor in the name of such Holder exercisable for the aggregate number of Shares as the warrant or warrants surrendered.

(b)           Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver in lieu thereof, a new Warrant of like tenor.

(c)           Cancellation. Payment of Expenses.  Upon the surrender of this Warrant in connection with any transfer, exchange or replacement as provided in this Section 2, this Warrant shall be promptly canceled by the Company.  The Holder shall pay all taxes and all other expenses (including legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 2.

(d)           Warrant Register.  The Company shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant (the “Warrant Register”), in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

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3.             Rights and Obligations of Holders of this Warrant.

The Holder of this Warrant shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity;  provided,  however, that in the event any certificate representing shares of Common Stock or other securities is issued to the holder hereof upon exercise of this Warrant, such holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Warrant, together with a duly executed Notice of Exercise, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such Common Stock certificate.

4.             Adjustments.

(a)           Stock Dividends, Reclassifications, Recapitalizations, Etc.  While this Warrant is outstanding, in the event the Company:  (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then (1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (2) the number of shares of Common Stock for which this Warrant may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

(b)           Combination: Liquidation.  While this Warrant is outstanding, (i) In the event of a Combination (as defined below), each Holder shall have the right to receive upon exercise of the Warrant the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Warrant been exercised immediately prior to such event (subject to further adjustment in accordance with the terms hereof).  Unless paragraph (ii) is applicable to a Combination, the Company shall provide that the surviving or acquiring Person (as defined below) (the “Successor Company”) in such Combination will assume by written instrument the obligations under this Section 4 and the obligations to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. “Combination” means an event in which the Company consolidates with, mergers with or into, or sells all or substantially all of its assets to another Person, where “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity; (ii) In the event of (x) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of the Company, the Holders shall be entitled to receive, upon surrender of their Warrant, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrant, as if the Warrant had been exercised immediately prior to such event, less the Exercise Price.  In case of any Combination described in this Section 4, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with an agent or trustee for the benefit of the Holders of the funds, if any, necessary to pay to the Holders the amounts to which they are entitled as described above.  After such funds and the surrendered Warrant are received, the Company is required to deliver a check in such amount as is appropriate (or, in the case or consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holders surrendering such Warrant.

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(c)           Exercise Price Protection. If the Company, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4(c) in respect of an Exempt Issuance.  As used herein, the term “Exempt Issuance” shall mean the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company, (b) securities upon the exercise or exchange of or conversion of any Shares issued hereunder, and (c) securities issued pursuant to acquisitions or strategic transactions.  As used herein, the term “Common Stock Equivalents” shall mean any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

 (d)          Notice of Adjustment.  Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrant is adjusted, as provided in this Section 4, the Company shall deliver to the holders of the Warrant in accordance with Section 10 a certificate of the Company’s Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Current Market Value (as defined below) of the Common Stock was determined, if either of such determinations were required), and specifying the Exercise Price and number of shares of Common Stock issuable upon exercise of the Warrant after giving effect to such adjustment.

(e)           Notice of Certain Transactions.  While this Warrant is outstanding, in the event that the Company shall propose (a) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, or (d) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall, within the time limits specified below, send to each Holder a notice of such proposed action or offer.  Such notice shall be mailed to the Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment pursuant to  Section 4  which will be required as a result of such action.  Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (a) or (b) above, at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

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(f)           Current Market Value.  The “Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or traded on a national securities exchange, quotation system or bulletin board, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person other than an affiliate of the Company or between any two such Persons and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred within the six-month period, the value of the security as determined by an independent financial expert or an agreed upon financial valuation model or (ii) if the security is registered under the Exchange Act and/or traded on a national securities exchange, quotation system or bulletin board, the average of the daily closing bid prices (or  the equivalent in an over-the-counter market) for each day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the common Stock is being traded (each, a “Trading Day”) during the period commencing thirty (30) days before such date and ending on the date one (1) day prior to such date.

5.             Fractional Shares.

In lieu of issuance of a fractional share upon any exercise hereunder, the Company will issue an additional whole share in lieu of that fractional share, calculated on the basis of the Exercise Price.

6.             Legends.

Prior to issuance of the shares of Common Stock underlying this Warrant, all such certificates representing such shares shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold-face language appearing at the top of Page 1 of this Warrant.

7.             Disposition of Warrants or Shares.

The Holder of this Warrant, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the Securities Act.  Furthermore, it shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant.

8.             Merger or Consolidation.

The Company will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

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9.             Notices.

Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered U.S. mail with return receipt requested and postage prepaid; by private overnight delivery service (e.g. Federal Express); by facsimile transmission (if no original documents or instruments must accompany the notice); or by personal delivery.  Any such notice shall be deemed to have been given (a) on the business day immediately following the mailing thereof, if mailed by certified or registered U.S. mail as specified above; (b) on the business day immediately following deposit with a private overnight delivery service if sent by said service; (c) upon receipt of confirmation of transmission if sent by facsimile transmission; or (d) upon personal delivery of the notice.  All such notices shall be sent to the following address (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 9):

If to the Company:	1230 Columbia St., Suite 1110
San Diego, CA 92101
Attn: Dan Zang

Notwithstanding the time of effectiveness of notices set forth in this Section 9, a Notice of Exercise shall not be deemed effectively given until it has been duly completed and submitted to the Company together with this original Warrant and payment of the Exercise Price in a manner set forth in this Section 9.

10.           Governing Law.

This Agreement shall be governed by and construed solely and exclusively in accordance with and pursuant to the internal laws of the State of California without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City of San Diego. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City of San Diego and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in San Diego. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

11.           Successors and Assigns.

This Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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12.           Headings.

The headings of various sections of this Warrant have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

13.           Severability.

If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance hereof shall be interpreted as if such provision were so excluded.

14.           Modification and Waiver.

This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

15.           Specific Enforcement.

The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

16.           Assignment.

This Warrant may be transferred or assigned, in whole or in part, at any time and from time to time by the then Holder by submitting this Warrant to the Company together with a duly executed Assignment in substantially the form and substance of the Form of Assignment which accompanies this Warrant as  Exhibit B  hereto, and, upon the Company’s receipt thereof, and in any event, within five (5) business days thereafter, the Company shall issue a Warrant to the Holder to evidence that portion of this Warrant, if any as shall not have been so transferred or assigned.

(Signature Page Immediately Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

Date: __________________, 2011

UMAMI SUSTAINABLE SEAFOOD INC.

By:

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EXHIBIT A

NOTICE OF EXERCISE

To Be Executed by the Holder

in Order to Exercise the Warrant

The undersigned Holder hereby elects to purchase _______ Shares pursuant to the attached Warrant, and requests that certificates for securities be issued in the name of:

(Please type or print name and address)

(Social Security or Tax Identification Number)

and delivered to:

                                                                                                                                                                                .

(Please type or print name and address if different from above)

If such number of Shares being purchased hereby shall not be all the Shares that may be purchased pursuant to the attached Warrant, a new Warrant for the balance of such Shares shall be registered in the name of, and delivered to, the Holder at the address set forth below.

In full payment of the purchase price with respect to the Shares purchased and transfer taxes, if any, the undersigned hereby tenders payment of $__________ by check, money order or wire transfer payable in United States currency to the order of [________________].

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The Holder represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act (as set forth on Schedule A), and that the Holder is able to bear the economic risk of an investment in the Shares. To evidence the Subscriber’s status as an accredited investor, the Subscriber agrees to deliver to the Company a fully completed and executed Accredited Investor Questionnaire in the form attached hereto as Schedule A, and agrees that the representations and warranties set out in such questionnaire, as executed by the Holder, are true as of the date hereof.

HOLDER:

By:
Name:
Title:
Address:
Dated:

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SCHEDULE A
U.S. ACCREDITED INVESTOR QUESTIONNAIRE

The Holder covenants, represents and warrants to the Company that it satisfies one or more of the categories of “Accredited Investors”, as defined by Regulation D promulgated under the 1933 Act, as indicated below:  (Please initial in the space provide those categories, if any, of an “Accredited Investor” which the Holder satisfies.)

Category 1
An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of US $5,000,000.

Category 2	A natural person whose individual net worth, or joint net worth with that person’s spouse, on the date of purchase exceeds US $1,000,000.

Category 3
A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

Category 4
A “bank” as defined under Section (3)(a)(2) of the 1933 Act or savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act acting in its individual or fiduciary capacity; a broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (United States); an insurance Corporation as defined in Section 2(13) of the 1933 Act; an investment Corporation registered under the Investment Corporation Act of 1940 (United States) or a business development Corporation as defined in Section 2(a)(48) of such Act; a Small Business Investment Corporation licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958 (United States); a plan with total assets in excess of $5,000,000 established and maintained by a state, a political subdivision thereof, or an agency or instrumentality of a state or a political subdivision thereof, for the benefit of its employees; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (United States) whose investment decisions are made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance corporation or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, whose investment decisions are made solely by persons that are accredited investors.

Category 5	A private business development corporation as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (United States).

Category 6	A director or executive officer of the Company.

Category 7
A trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act.

Category 8	An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

Note that the Holder may be required to supply the Company with a balance sheet, prior years’ federal income tax returns or other appropriate documentation to verify and substantiate the Holder’s status as an Accredited Investor.

If the Holder is an entity which initialled Category 8 in reliance upon the Accredited Investor categories above, state the name, address, total personal income from all sources for the previous calendar year, and the net worth (exclusive of home, home furnishings and personal automobiles) for each equity owner of the said entity:

The Holder hereby certifies that the information contained in this US Questionnaire is complete and accurate and the Holder will notify the Company promptly of any change in any such information. The Holder acknowledges and agrees that the Holder may be required by the Company to provide such additional documentation as may be reasonably required by the Company and its legal counsel in determining the Holder’s eligibility to acquire the Shares under relevant legislation.

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If this US Questionnaire is being completed on behalf of a corporation, partnership, trust or estate, the person executing on behalf of the Holder represents that it has the authority to execute and deliver this US Questionnaire on behalf of such entity.

IN WITNESS WHEREOF, the Holder has executed this US Questionnaire as of the ___ day of _________, 20___.

If a Corporation, Partnership or Other Entity:	If an Individual:

Print of Type Name of Entity	Signature

Signature of Authorized Signatory	Print or Type Name

Type of Entity	Social Security/Tax I.D. No. (if applicable)

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EXHIBIT B

FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto _____________ the right represented by the within Warrant to purchase ______ shares of Common Stock of Umami Sustainable Seafood Inc., a Nevada corporation, to which the within Warrant relates, and appoints ____________________ Attorney to transfer such right on the books of Umami Sustainable Seafood Inc., a Nevada corporation, with full power of substitution of premises.

Dated:	By:
Name:
Title:
(signature must conform to name
of holder as specified on the fact of the Warrant)

Address:

Signed in the presence of:

Dated:

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SCHEDULE 2

UTILISATION REQUEST

From: [Borrower]
To: [Lender]
Dated:

Dear Sirs

USD [ ● ] Facility Agreement
dated [      ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	USD:
Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for UMAMI SUSTAINABLE SEAFOOD, INC., UMAMI SUSTAINABLE SEAFOOD, INC.,

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SCHEDULE 3

SCHEDULE 4

PLEDGE AGREEMENT